                        February 16, 2009

MidSouth Bancorp, Inc.
102 Versailles Boulevard
Lafayette, LA 70501

Ladies and Gentlemen:

We have acted as counsel for MidSouth Bancorp, Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) with respect to the proposed offering by the United States Treasury of a total of 20,000 shares of Series A Preferred Stock, a Warrant to purchase 208,768 shares of Common Stock (the “Shares”) and the Shares themselves.

As such counsel, we have examined and are familiar with the Articles of Incorporation and by-laws of the Company (each as amended to date), the minutes of the meetings of the stockholders and directors of the Company, and the corporate stock records of the Company.  In addition, we have made such investigations of law and have examined such certificates of public officials and officers of the Company and such other documents and records as we have considered necessary for purposes of this opinion.

We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies.  We also have relied upon the accuracy of the aforementioned certificates of public officials and, as to matters of fact, of officers of the Company.  We have also relied on Company records and have assumed the accuracy and completeness thereof.

We express no opinion as to the laws of any jurisdiction other than those of the United States of America and the State of Louisiana.

Based on the foregoing, it is our opinion that the Series A Preferred Stock, the Warrant and the Shares have been duly authorized and the shares of Preferred Stock have been, and the Shares, upon issuance on exercise of the Warrant will be, validly issued fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Yours sincerely,
/s/ Anthony J. Correro, III
Anthony J. Correro, III